Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

HEALTHTRONICS, INC.

Moderator: Richard Rusk

March 9, 2009

10:00 am CT

Operator:	Good day and welcome to the HealthTronics Fourth Quarter Earnings conference call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Richard Rusk. Please go ahead sir.

Richard Rusk:	Thank you. I'm Richard Rusk, Interim Chief Financial Officer. We also have James Whittenberg, our President and Chief Executive Officer on the call.

Before we begin, let me remind everyone this call will contain forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide.

Investors are cautioned that all such statements involve risks and uncertainties. Investors are also cautioned not to place undue reliance on these forward-looking statements which we speak only as of the date of this presentation.

HealthTronics undertakes no obligation to publicly revise these forward-looking statements. Please refer to our press releases as well as our SEC filings for a discussion of the risks related to forward-looking statements.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

At this time, I’ll turn the call over to James Whittenberg.

James Whittenburg:	Thank you, Richard. I’ll begin with a brief overview of the fourth quarter and of the entire year and then Richard will provide some detail on our financial results. After that, I will discuss quarterly and annual highlights and then we will conclude with a Q&A session.

As stated in today's press release, revenue for the quarter was 44.6 million and 165.9 million for the year. Our quarterly adjusted EBITDA was 5.8 million. Our GAAP net loss was $3.64 per share. And our non-GAAP net income was 3 cents per share.

We're pleased with our fourth quarter results as we once again experienced quarterly growth in each of our business segments.

Fourth quarter results excluding the goodwill impairment charge which Richard will discuss in a moment were above our forecasts.

We have now demonstrated positive quarter over quarter revenue and adjusted EBITDA growth for eight consecutive quarters.

For the full year, our adjusted EBITDA is $22 million. A few of the items I will cover in detail in the call are our overall business review, the regulatory climate, a review of our various initiatives, and lastly our plan for 2009.

Next, Richard will provide some detail on the financial results from the fourth quarter. Richard?

Richard Rusk:	Thank you, James. As is our practice, we've included as an attachment to the press release certain detailed supplemental financial tables and schedules that provide segment and earnings data of the results of operations through December 31, 2008. I’ll direct you to those tables for additional comparisons.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

First, some of you may have questions regarding our EPS for the fourth quarter. Our EPS was impacted in the fourth quarter by additional interest costs and amortization of intangibles related to our $35 million acquisition of our Ocean IGRT Center. These costs account for just over 1 penny of earnings per share in the quarter.

While this acquisition is still accretive, the accounting treatment differs from our other acquisitions in that we are amortizing the entire $35 million purchase price.

Total revenues for the fourth quarter were 44.6 million compared to 36.1 million for the fourth quarter of 2007. This 23% year over year growth was driven primarily by our Urology Services Division which has strong performance within our existing partnerships as well as significant contributions from both our AMPI and Ocean acquisitions.

Our total costs excluding minority interests and the impairment charge were 30.9 million in the fourth quarter and as a percent of revenue were 69%.

Our goodwill impairment charge was significant totaling 144 million.

Although our core operations remains stable and reflects growth over the prior year, we adjusted certain assumptions in our discounted cash flow model to address the recent declines in our market capitalizations which had fallen significantly below our consolidated net asset level.

In addition, the market comparable component of our impairment test was negatively impacted by the current global economic crisis and global declines in the stock market.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

Excluding this impairment charge, stock based compensation and certain restriction charges our adjusted EBITDA for the fourth quarter with 5.8 million.

Now I'll briefly discuss each of our division's performance in the fourth quarter.

Urology Services revenue was 38.7 million in the quarter with divisional adjusted EBITDA of 5.7 million.

Our revenue in Urology Services on a same store basis was consistent with the fourth quarter of 2007.

Medical Products Division revenue was 5.9 million in the quarter. And adjusted EBITDA was 1.7 million. Both represent significant improvements from the same quarter of last year.

At December 31, our balance sheet position was strong. Our net working capital was approximately 45 million. And we had 41 million drawn on our $60 million revolving line of credit.

This facility has a maturity date in March of 2010. And James will address this in more detail later on the call.

We generated 19.5 million in operating cash flow in the fourth quarter of 2008 -- up 2.3 million from the third quarter of 2008 and up 3.2 million from the fourth quarter of 2007. This increase relates primarily to cash flows from our AMPI and Ocean operations.

We believe our strong balance sheet as well as our stabilized cash flows from our core businesses will continue to provide us with strategic opportunities for growth.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

Now to update you on a few things in 2009. Going forward our cash flow statements will reflect a more even distribution stream with the move of monthly distributions in our partnerships.

In the past, we've distributed cash to minority interest holders on a quarterly basis in January, April, June and September.

In 2009, we’re also collapsing our Medical Products Division into Urology Services. We have now realigned certain management reporting responsibilities within these operations. And these changes were facilitated by the relocation of our service center from Georgia to our Austin headquarters in December of 2008.

In addition, our service center principally supports our neurology services segment.

Now I'll turn the call back over to James to give more color on the quarter and our growth opportunities. James?

James Whittenburg:	Thanks Richard. The fourth quarter's results were strong as anticipated. We continue to experience strong stable cash flow in our core business, a business which is diversified with 100 partnerships in 47 states providing services to over 3000 physicians.

These partnerships collectively contribute to the financial strength and stability of HealthTronics.

In addition, 2008 was a year in which we successfully incorporated a number of acquisitions -- AMPI, UroPath and Ocean Radiation. Our acquisitions are all contributing to both our top and bottom line within our expectations.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

Based on this success, we will continue to pursue a disciplined M&A strategy that leverages our balance sheet to pursue opportunities in an economic climate that can create more attractive valuations.

Our strong performance in 2008 signifies an important inflection point for HealthTronics. As a valued partner to the urologist we have succeeded in our mission to improve both their patient’s care and their practice economics.

In addition, our expertise in effectively navigating the complex regulatory environment is well recognized within the urology community nationally.

During 2008, our success in fulfilling our mission created a stronger core business and compelling acquisition opportunities like AMPI, UroPath and Ocean Radiation.

In 2009, we will continue to execute on our mission which will further enhance our ability to leverage our existing channel with services and products as well as pursue complementary strategic opportunities.

To update you on a few items in 2009, our first IGRT Center will open in the second quarter slightly later than what we had originally anticipated. Construction is almost now complete.

We continue to develop several other urology centric opportunities in radiation therapy. Efforts in some of the markets where we have begun pursuing IGRT developments were temporarily delayed as we scrutinized the CMS regulations published late last year to ensure that our various models of operating IGRT centers are consistent with regulations.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

In terms of our credit facility mentioned earlier, we are well within full compliance of each covenant, and based on our solid performance and successful acquisitions we believe we can obtain additional capital should there be a significant opportunity.

HealthTronics liquidity and access to capital in the current state of the credit markets is one of our strongest assets.

In terms of the regulatory and political climate as you may be aware, last year the Center for Medicaid - Medicare and Medicaid Services proposed new regulations that threaten the stability of physician of lithotripsy, cryosurgery and BPH laser partnerships.

Since that time HealthTronics and its legal counsel have had open dialogue with CMS in an effort to clarify certain aspects of these regulations.

We are pleased to announce that in January CMS published a Frequently Asked Question that indicates hospitals may continue to compensate physician owned partnerships furnishing lithotripsy services on a per procedure basis. As a result lithotripsy, partnerships will continue business as usual. However, the current ruling for lithotripsy is not on its own applicable to cryosurgery and BPH laser partnerships.

Rather we report this news to demonstrate the proactive steps that HealthTronics is taking to ensure that our urologist partners are able to invest in the ancillary aspects of their practices.

HealthTronics and its counsel continue to have dialogue with CMS as it relates to non-lithotripsy partner ships.

Because BPH laser procedures and cryosurgery procedures are currently deemed a designated health service, they are currently treated differently than lithotripsy.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

At this time, we are not able to go into further detail regarding these discussions other than to say we remain hopeful that physician participation in non-lithotripsy partnerships will be able to continue either unchanged or under a modified legal structure.

To be certain, 2009 will be the year of investment in our core business and initiatives. HealthTronics will be investing in the business going forward at a time when most companies are concerned about liquidity issues.

In addition as a reminder we expect some seasonality during the first quarter most likely within a few percentage points of fourth quarter adjusted EBITDA. This type of seasonal decrease from fourth quarter to the first quarter is similar to the trends we've experienced and have come to expect during the first quarter of each year.

It is due to higher incidence of kidney stones during warmer months of the year generally peaking late in the third or early in the fourth quarter.

Finally, in recent history we have moved away from providing annual guidance on a set schedule. While we believe guidance is a helpful tool for investors, we also believe that our core business stability renders guidance unnecessary outside the context of significant transactions.

Accordingly we do not plan to issue guidance for the year except in connection with a material acquisition or other event that might be expected to meaningfully impact our results of operations.

To conclude, our balance sheet is strong and the fundamentals of our business remain vibrant. Our cash position in combination with our revolving line of credit place us in the desirable situation of having more than enough capital to pursue our long-term strategy of internal growth, opportunistic acquisitions and creation of new partnerships.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

Finally, the fourth quarter results met our forecasts and concluded a dynamic year of growth and initiatives.

During 2008, we were also active with a number of significant acquisitions including advanced medical partners, UroPath and Ocean Radiation. Each has continued to our growth. And we will continue to look for opportunistic acquisitions that will expand HealthTronics urology footprint in the United States.

We are now happy to take your questions. Operator?

Operator:	To ask your question, please press star 1 on your telephone keypad at this time. If you are using a speakerphone, please ensure your mute button is turned off to allow your signal to reach our equipment. And once again, that is star 1 to ask a question. We’ll take our first question from David MacDonald with SunTrust.

David MacDonald:	Hi good morning guys, a couple questions. First of all just on the acquisitions, can you give us some sense of how much you expect the Ocean acquisition to actually help in terms of encouraging other partnerships to, you know, kind of join up into some type of radiation therapy initiative?

And then secondly, on UroPath, can you give us a sense of how the business retention is going relative to what your expectations were when you acquired it? And then I've got one or two follow-ups.

James Whittenburg:	Yes good morning David. Thanks for your questions. On your first question with Ocean, it has certainly begun to make an impact.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

We, with the completion of the Ocean acquisition now have operating staff in place at a location that's been in existence for well over two years.

And one of the things it gives us is a flagship center that physicians who we’re currently working with to develop centers can travel out to and tour and get a feel for exactly what we do in the sense of radiation therapy that's unique in the urology context. And so we’re very happy with that. We do think it's going to help us gain more traction in our development efforts.

On the second question with UroPath we are ahead of where we projected we would be in terms of practice retention. And so if you'll recall, there were roughly 55 practices that were using UroPath to provide their pathology services.

And we've retained well over half of those and do expect to continue to ramp up the revenues and the EBITDA that we see from the UroPath acquisition as we complete our integration through the first half of this year.

David MacDonald:	And then guys just one other follow-up. On ClariPath, can you give us some sense of how big that businesses is or, you know, ballpark what you expect to do in terms of growth or revenues or profitability in 2009?

James Whittenburg:	Yes, it's running it at about a 5 million revenue line right now if you annualize it. I do think that that's something we will see grow significantly during 2009.

One of the things to keep in mind is the way we formed ClariPath, inherently gave us a higher cost structure. So we have a state-of-the-art lab in Augusta, Georgia. And in terms of how we contract it for a pathology services, and in terms of a couple of other aspects of how we run ClariPath, we were at a higher cost structure than what we saw with UroPath when we acquired UroPath.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

So part of what we're doing taking some of the automation and some of the unique service offerings that we had in ClariPath and extending those over to the UroPath side of our operations, and we're taking some of the cost structure and business management approach that we saw with UroPath and extending that to the ClariPath side. And so what we hope to do is take the best from both businesses as we complete the integration.

We have spent most of our focus over the last say quarter and a half on the integration itself and rationalizing our sales effort in making sure that in terms of the model of the products we go to market with that it makes sense across what we have with both labs.

And we've made a lot of progress there and begun to devote more investment towards our sales efforts. But we have spent so much time focused on the integration in the UroPath side of the business that the ClariPath revenue line has been relatively flat. In fact, it's almost exactly flat from fourth to the third.

And then looking at the first quarter of 2009 we have seen some significant growth on the UroPath side. And UroPath is essentially 50% ahead of the metrics we used when we did the deal.

And so we’re very happy with UroPath. And as we continue to integrate the two businesses I think we're going to see consistent growth across both platforms as they become one.

David MacDonald:	And is that something that as we move towards the end of ‘09 into ‘10 and it continues to grow that you guys maybe break out in a separate line item at some point?

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

James Whittenburg:	Absolutely. And that's one of our objectives is to report pathology separately going into 2010 and to have a division that is significant enough in size to justify doing so.

David MacDonald:	Okay thanks guys.

James Whittenburg:	You bet.

Operator:	We’ll take our next question from Prides Capital, Kevin Richardson.

Kevin Richardson:	Hey guys.

Richard Rusk:	Hey Kevin, how are you?

Kevin Richardson:	Good, good. Can you just fourth quarter AMPI, Ocean, UroPath, if UroPath’s running 5 million annualized, what were the three combined? I know same store sales were flat but I'm trying to get an understanding of as we go into Q1 and forward the impact to.

James Whittenburg:	Same store sales year over year were flat roughly. And if you take - one of the things that complicates your question Kevin is we only had a half quarter contribution from Ocean.

Kevin Richardson:	Okay.

James Whittenburg:	And so if we were to adjust for that, if you'll give me just a second Kevin.

Richard Rusk:	There's about 30 million in all of them, 32 million in all of them together on a run rate.

James Whittenburg:	On the revenue side?

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

Richard Rusk:	Yes, on the revenue side.
James Whittenburg:	Yes. So about 30 to 32 million, Kevin, on the revenue side.
Richard Rusk:	Yes.
Kevin Richardson:	Got it. Okay. And then but AMPI still run around how much is it per quarter?
Richard Rusk:	So that's six per quarter, six or seven?
James Whittenburg:	Yes it would be probably closer to seven, 700,000 a quarter Kevin. I'm sorry, 7 million a quarter 4 on the revenue side.

Richard Rusk:	The revenue side.
James Whittenburg:	Yes.

Richard Rusk:	Yes.

Kevin Richardson:	And then you talked about an investment year. Can you talk about what that means from a size standpoint? And is that internal investment or is that inclusive of acquisition investment as well?

James Whittenburg:	Okay, that's a good question. That does not include acquisition investment. And we're really talking about somewhere in the range of 1 million to a million and a half in incremental annual spending some of which we will see a return on during 2009.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

Kevin Richardson:	Got it. Got it. And the outlook for 2009 on procedures and pricing on the litho side, should we model for flat any big partnerships coming up?
James Whittenburg:	Yes I think from a procedure volume standpoint I would model for flat. And I think for the revenue side or the per procedure reimbursement I would model that up 1% to 1-1/2%.
Kevin Richardson:	Great. Okay thanks.
James Whittenburg:	You bet. Thanks Kevin.
Operator:	As a reminder to ask a question, please press star 1 on your telephone keypad at this time. We'll pause for just a moment to allow everyone an opportunity to signal.

We’ll now take a question from Greg Eisen with ICM Asset Management.

Greg Eisen:	Thanks. Good morning.
James Whittenburg:	Hi Greg.
Greg Eisen:	Good morning. You said something earlier in the call about collapsing the medical device medical product side into the urology segment in 2009. Is that implying that you won't show two separate segments in 2009?

James Whittenburg:	That's right, Greg. And one of the things that we struggle with historically is in the Medical Products segment we've had for example our pathology services division. And that really is more in line with our services side of the business.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

And then in addition to that you have the consumables on devices that are used on - in the devices we use to provide service. Those have historically flowed through the Medical Products Division. And those really are ancillary to the partnership services that we provide.

And so if we were to pull those out, it really doesn't justify reporting that division separately on a segment basis going forward.

Greg Eisen:	Okay. So until such time as you want to separately report the pathology laboratory services as a separate segment, you won't actually have multiple segments then.

James Whittenburg:	That's correct. We will have ideally a pathology division we report separately in 2010. And we will also have an IGRT division that we report separately in 2010.

Greg Eisen:	Okay but for 2009 until such time as we get to there we're not looking at separate segments.

James Whittenburg:	That's correct.

Greg Eisen:	Okay. Looking at your balance sheet, can you report out what your cash was at the end of the year?

Richard Rusk:	Twenty-two.

James Whittenburg:	It was about - it was just over 22 million. If you remember though the way our distributions fall, our largest distribution falls the first week in January. So even though that's a high balance it is virtually all partnerships.

And we distribute probably 14 million to 15 million in January and just, you know, maintain the operating reserve across all of our operating entities.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

Greg Eisen:	I see. I see. You mentioned earlier in the call that you were in compliance with all necessary covenants on the bank line. Can you just remind us again what the primary covenants are for debt versus EBITDA and so forth?

James Whittenburg:	We've really only have two financial covenants. One of them is an interest coverage ratio. And the other is just a debt ratio itself. So - and we're well within both of those ratios.

Richard Rusk:	Yes, I think it this time our debt covered ratio is what, is a multiple?

James Whittenburg:	It's a limit of 2.5. And we’re about one eight, one nine on that limit. So even at current EBITDA levels we'd be able to draw the full amount of the line. And you get to pro forma in acquisitions when you look at that debt coverage ratio.

Greg Eisen:	I see. I see. Can you talk about what effect if any you see having on your business from the budget proposals that came out of the Obama administration?

It seems there's a lot of talk about how everyone in the whole medical industry, healthcare industry is being affected one way or another by what's being proposed. Is there anything new out of the budget that you see affecting you?

James Whittenburg:	No, there really isn't in the near term. And that's one positive. Secondly we are, 85% of the revenues on the lithotripsy services side and for most of our services as a matter fact, our billed on a wholesale basis.

So essentially we provide services to the hospital or other care facility. And it reimburses us on a per procedure basis irrespective of whether or not it subsequently collects from the payer, whether it's a government payer or private payer.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

And so we are one step removed from any budget impact which would first be felt by the hospital and then eventually potentially pushed through to us.

And so I also believe that that positions us more favorably than many healthcare companies are positioned today.

Greg Eisen:	Okay, that's good. On the - you’re the PPH treatment, the RevoLix, could you talk about units that were placed this quarter? Can you give us that number as to how many if any additional units were placed and what your install base looks like at this time?

James Whittenburg:	Yes. The number of units that were placed this quarter is really just a couple. And we've seen - what we've seen is within our channel almost a full deployment of the RevoLix unit.

So one of the things we will continue to do as we develop new partnerships or look at acquisitions is the RevoLix laser and indeed all of our technologies are important tools for us to leverage a value as we bring new doctors into our channel.

But from a standpoint of capex spending and a standpoint of further deployment of the RevoLix, we think that’s slowed significantly and will probably not pick up again unless it’s in the context of an acquisition or new partnership formation.

Greg Eisen:	Okay, okay. I get that point which brings me to the question of a partnership momentum. Do you see yourselves bringing on new partnerships in 2009? What's the potential for bringing on new partnerships and how do you evaluate that as to, you know, where that's going?

Is it steady state? Is it growing? Is it shrinking? And why? What would be the drivers?

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

James Whittenburg:	I'm saying the existing core business is in more or less a steady state status right now.

Now we do have with the completion of the AMPI transaction certainly more development resources at the company's disposal. And we have directed those resources in a way that makes the most sense in terms of the types of partnerships that we can pursue.

And so we do expect to form partnerships in 2009. And we do expect to form partnerships currently across all of three of the modalities -- so laser, cryo and litho.

And we currently have a more robust pipeline of opportunities. We do expect to have two partnerships come online during the first quarter.

And I would say realistically though that this is not something that we can expect to have happen, you know, ten times a year every year going forward. But certainly this year we do expect a number of opportunities. And it could be as many as seven or eight new partnerships.

Greg Eisen:	Okay, that gives me a feel for where it is. That's it for me now. Thank you.

James Whittenburg:	Thanks Greg.

Richard Rusk:	Thanks.

Operator:	And there are no further questions at this time. That will conclude our conference for today. Thank you for your participation and have a wonderful day.

Richard Rusk:	Thank you.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

03-09-09/10:00 am CT

Confirmation # 4439699

James Whittenburg:	Thank you.

END